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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.           )

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PSI Energy, Inc. (Name of Registrant As Specified In Its Charter)
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PSI ENERGY, INC. ....................
Annual Meeting of Shareholders • May 4, 2004

Notice of Annual Meeting of Shareholders
Information Statement

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
A Cinergy Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2004

            We will hold the Annual Meeting of Shareholders of PSI Energy, Inc. on Tuesday, May 4, 2004 at 8:30 a.m., local time, at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, Kentucky.

            The purposes of the Annual Meeting are to:

  •
  elect three directors to serve for one-year terms ending in 2005; and

  •
  transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

            Shareholders of record at the close of business on Friday, March 5, 2004 may vote at the Annual Meeting.

            Proxies will not be solicited for the Annual Meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the Annual Meeting in person and cast their votes by ballot on the issues presented at the Annual Meeting.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 31, 2004

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
(317) 839-9611

INFORMATION STATEMENT

Introduction

            PSI Energy, Inc., an Indiana corporation, is an operating utility primarily engaged in providing electric service to our customers in north central, central, and southern Indiana. PSI is a subsidiary of Cinergy Corp., which is a Delaware corporation and is also the parent company of:

  •
  The Cincinnati Gas & Electric Company, which is an operating utility that provides electric and gas service to customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to customers in adjacent areas in Kentucky.

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  Cinergy Services, Inc., the subsidiary used to provide a variety of centralized administrative, management and support services to Cinergy and its companies;

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  Cinergy Investments, Inc., the subsidiary used to hold most of Cinergy's domestic, non-regulated, energy-related businesses and investments, including natural gas marketing and trading operations; and

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  Cinergy Wholesale Energy, Inc., the subsidiary that, through a wholly-owned subsidiary, Cinergy Power Generation Services, LLC, provides electric production-related construction, operation and maintenance services to certain affiliates and non-affiliated third parties.

            Cinergy has other subsidiaries formed for a variety of purposes, including holding its interests in international businesses, new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing of Material

            We began mailing this Information Statement on or about March 31, 2004 to the shareholders of PSI cumulative preferred stock in connection with the Annual Meeting of Shareholders to be held on May 4, 2004. Cinergy's Annual Report to Shareholders, including consolidated financial statements and accompanying notes for the year ended December 31, 2003, is also enclosed.

            We have hired Georgeson Shareholder Communications Inc. to help with the mailing of this material to the beneficial owners of PSI cumulative preferred stock held through brokerage houses and other custodians, nominees and fiduciaries. We will reimburse them for their out-of-pocket expenses for forwarding the material.

Voting Securities

            PSI's outstanding voting securities are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been further issued in four series. Holders of record of PSI's two classes of voting securities on March 5, 2004, the record date, may vote at the Annual Meeting.

            Cinergy beneficially owns all of the 53,913,701 outstanding shares of PSI common stock. There were 650,989 outstanding shares of PSI cumulative preferred stock on the record date.

            Because Cinergy's beneficial ownership represents more than 99% of the total votes that could be cast at the Annual Meeting, and because shareholders do not have cumulative voting rights and Cinergy intends to vote in favor of all director-nominees for election as directors to PSI's Board of Directors, the election of all director-nominees is assured. Therefore, the Board considered it unnecessary to solicit proxies for the Annual Meeting. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of cumulative preferred stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

            The shares outstanding as of the record date, and the vote to which each share is entitled, are as follows:

Class	Shares Outstanding	Votes Per Share
Common Stock (without par value)	53,913,701	1 vote
Cumulative Preferred Stock
par value $100 per share	347,445	1 vote
par value $25 per share	303,544	1/4 vote

Security Ownership of Certain Beneficial Owners and Management

            The following table lists the sole owner of 5% or more of PSI's outstanding shares of common stock as of the record date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cinergy Corp.	53,913,701	100%
139 East Fourth St. Cincinnati, Ohio 45202

            Based on the most recently available reports filed with the Securities and Exchange Commission, to our knowledge there were no owners of 5% or more of PSI's outstanding shares of cumulative preferred stock as of December 31, 2003.

            Listed on the following table is the number of shares of Cinergy common stock beneficially owned by each of PSI's director-nominees and executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group, as of the record date. PSI's director-nominees and named executive officers did not beneficially own any shares of PSI cumulative preferred stock as of the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Michael G. Browning	121,649 shares	*
Michael J. Cyrus	383,403 shares	*
R. Foster Duncan	165,335 shares	*
Douglas F. Esamann	104,301 shares	*
William J. Grealis	465,272 shares	*
Marc E. Manly	44,686 shares	*
James E. Rogers	1,959,688 shares	1.09%
All directors and executive officers as a group (11 persons)	3,385,507 shares	1.89%

*
Represents less than 1%.

(1)
Includes shares which there is a right to acquire within 60 days of March 5, 2004 in the following amounts: Mr. Browning – 22,229; Mr. Cyrus – 248,200; Mr. Duncan – 144,500; Mr. Esamann – 77,800; Mr. Grealis – 255,400; Mr. Manly – 40,000; Mr. Rogers – 1,225,300; and all directors and executive officers as a group – 2,102,691.

Does not include units representing shares of Cinergy common stock credited under Cinergy's Retirement Plan for Directors, Directors' Equity Compensation Plan, Directors' Deferred Compensation Plan and 401(k) Excess Plan in the following amounts: Mr. Browning – 37,265; Mr. Cyrus – 618; Mr. Duncan – 935; Mr. Esamann – 397; Mr. Grealis – 984; and Mr. Rogers – 88,802.

Director, Officer and Key Employee Stock Purchase Program

            During February 2000, under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees of Cinergy and its subsidiaries were able to purchase shares of Cinergy common stock, thereby further aligning their interests with those of Cinergy's shareholders. Five current executive officers and Mr. Browning, as a non-employee director, are participating in the financing portion of the Program described below. As of December 31, 2003, totals of $10,000,000 of common stock purchased by current directors and executive officers and $13,200,000 purchased by other current officers and key employees were being financed through the Program. Individual purchases financed through the Program ranged from $150,000 to $3,000,000. Pursuant to new legal requirements prohibiting loans made or arranged by Cinergy to officers and directors, no additional purchases have been permitted since February 2000, and the Program will terminate by its terms on February 25, 2005.

            Under the Program, participants had the option of financing the purchases through a five-year credit facility arranged by Cinergy with a bank. Loans to participants under the facility bear interest at the rate of 8.68% per year. Each participant is obligated to repay the bank the principal, interest and any prepayment fees associated with his or her loan, and each has assigned his or her dividend rights on the purchased shares to the bank to be applied to interest payments on the loan. Cinergy Services, Inc. and, in part, Cinergy have guaranteed repayment to the bank of 100% of each participant's loan obligations and the associated interest, and each participant has agreed to indemnify the guarantor for any payments made by it under the guaranty on the participant's behalf. A participant's obligations to the bank are unsecured, and no restrictions are placed on the participant's ability to sell, pledge or otherwise encumber or dispose of his or her purchased shares. If a participant incurs a prepayment penalty upon the prepayment of all his or her loans under the Program during the two-year period commencing upon a change in control of Cinergy, Cinergy will reimburse the participant for the prepayment penalty and related taxes.

Election of Directors

            In accordance with PSI's By-Laws, the Board shall consist of not less than one and not more than seven persons. The size of the Board is currently fixed at three and the Board has nominated the individuals listed below for election as directors, all of whom are presently members of the Board and were elected by shareholders at the 2003 annual meeting.

            For the election of directors at the Annual Meeting, the three persons receiving the greatest number of votes will be elected to the Board. As previously stated, Cinergy intends to vote all of the outstanding shares of PSI common stock in favor of the director-nominees, and because Cinergy's beneficial ownership of PSI's voting securities represents over 99% of the total votes that could be cast at the Annual Meeting, the election of the director-nominees is assured. All of the director-nominees have signified their willingness to serve.

            The following brief biographies contain information about the three director-nominees. The information includes each person's principal occupations and business experience for at least the past five years. Messrs. Rogers and Esamann are employees of Cinergy and its affiliates or subsidiaries, including PSI.

MICHAEL G. BROWNING
    Director of PSI since 1990.
    Director of Cinergy since 1994. Age 57.

Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He also serves as owner, general partner or managing member of various real estate entities.

JAMES E. ROGERS
    Director of PSI since 1988. Chair of the Executive Committee.
    Director of Cinergy since 1993 and CG&E since 1994. Age 56.

Mr. Rogers is Chairman of the Board, President and Chief Executive Officer of Cinergy, and Chairman of the Board and Chief Executive Officer of PSI. Previously, he served as Vice Chairman, President and Chief Executive Officer of Cinergy, and as Vice Chairman and Chief Executive Officer of PSI. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's principal subsidiaries. He is a director of Duke Realty Corp. and Fifth Third Bancorp.

DOUGLAS F. ESAMANN
    Director of PSI since 2002.
    Member of the Executive Committee. Age 46.

Mr. Esamann has served as President of PSI since October 2001. Prior to that, he served (since March 1999) as Vice President and Chief Financial Officer of Cinergy's Energy Merchant Business Unit (and its predecessor Energy Commodities Business Unit. Prior to that, he served as General Manager, Business Development of Cinergy's Energy Commodities Business Unit.

Meetings and Committees of the Board

            PSI's Board met five times during 2003, with each meeting being held concurrently or consecutively with a meeting of Cinergy's board of directors. All directors attended more than 75% of the total number of Board meetings and, if applicable, committee meetings on which they served. The Executive Committee is the only standing committee of the Board.

Compensation of Directors

            Each non-employee director of PSI is eligible to receive an annual retainer fee of $8,000 plus a fee of $1,000 for each Board meeting attended. However, any non- employee director of PSI who also serves as a non-employee director of Cinergy or any of its affiliates shall not receive the annual retainer fee, or any compensation for attendance at any Board meeting that is held concurrently or consecutively with a meeting of Cinergy's board of directors. Mr. Browning, a non-employee director of PSI, is currently also a non-employee director of Cinergy. Directors who are employees of Cinergy or any of its subsidiaries (Messrs. Rogers and Esamann) receive no compensation for their services as directors.

            Under Cinergy's Directors' Deferred Compensation Plan, each non-employee director of Cinergy and its subsidiaries may choose to defer the fees that are otherwise payable in cash into a bookkeeping account denominated in either:

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  units representing shares of Cinergy common stock, and/or

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  cash.

            If deferred in units, dividends are credited to the director's account, acquiring additional units at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred into a cash bookkeeping account earn interest at the annual rate (adjusted quarterly) equal to the interest rate on a one-year certificate of deposit for $100,000 (as quoted in The Wall Street Journal) on the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally in the year immediately following the year in which the director retires from the board.

            The accrual of future benefits under Cinergy's Retirement Plan for Directors was eliminated effective January 1, 1999. Mr. Browning converted his accrued cash benefit under the Plan on that date to units representing shares of Cinergy common stock, payable commencing at the time of his retirement from both PSI's and Cinergy's boards. Additional stock units are credited to his account at the same time and rate as dividends are paid to holders of Cinergy common stock.

Board Compensation Committee Report on Executive Compensation

            The primary responsibilities of the Compensation Committee include:

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  reviewing, approving and overseeing the process and substance of Cinergy's executive compensation policy;

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  reviewing and approving compensation for the Chief Executive Officer;

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  reviewing and making recommendations regarding non-CEO compensation; and

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  reviewing and approving the executive compensation plans and the administration thereof.

Compensation Policy

            The executive compensation program is designed to promote the delivery of sustained superior performance for all of Cinergy's stakeholders. From a financial perspective, superior performance is defined as ranking in the top quartile for total shareholder return within the energy industry. Our program is designed to attract, retain and motivate the high quality executives needed to obtain that level of shareholder return. Furthermore, in an effort to strengthen the alignment of executive and shareholder interests, our strategy is to compensate executives using, whenever possible, stock-based compensation. The Committee has engaged an independent compensation consultant reporting directly to the Committee in order to ensure our executive compensation program and the individual components thereof are appropriate and competitive with the market. The significant components of our compensation program are discussed below.

            Total Compensation.    We provide executive officers a combination of fixed and variable pay, using base salary, short-term incentives and long-term incentives. These components, in the aggregate, are targeted at the 75th percentile of the energy industry proxy peer group. That energy industry proxy peer group is a subset of the companies included in the S&P Electric Supercomposite Index, comprised of companies with similar business models and market capitalization. Although we believe comparably- sized general industry companies constitute the appropriate comparative group for general corporate executive base salaries (see discussion below), we believe the energy industry proxy peer group is the appropriate comparative group for total compensation due to the inherent differences in risk associated with different industries.

            The Committee monitors each component of executive compensation and continuously reviews the performance of Cinergy and its executives in determining the targeted percentile level of compensation as compared to the applicable peer group.

            Base Salaries.    Base salaries for the senior executive group are reviewed annually and are targeted at the 50th – 75th percentile with those provided by (i) the energy industry proxy peer group for utility specific executives, and (ii) comparably-sized general industry companies for general corporate executives. Comparably-sized general industry companies refer to a group of approximately 91 companies with similar revenue levels as Cinergy. The Committee believes that the Company's most direct competitors for general corporate executive talent are not necessarily limited to the companies included in the peer group used to compare shareholder returns on our Performance Graph; therefore, this general industry peer group is used as the comparator group for base salaries of general corporate executives. Increases in base salary are based on such factors as competitive industry salaries, Cinergy's financial results and an assessment of each executive's performance, responsibilities and skills.

            Annual and Long-Term Incentives.    The annual and long-term incentive plans are intended to provide executive officers with the opportunity to earn total compensation targeted at the 75th percentile of the energy industry proxy peer group, as discussed above. The Committee strongly believes that annual and long-term incentive opportunities assist in motivating the behavior necessary to manage short- and long-term corporate goals successfully. This pay-for-performance emphasis results in a compensation mix in which targeted annual and long-term incentives, in the aggregate, make up, on average, at least 50% of the total annual compensation opportunity of the Chief Executive Officer and other executive officers (see "Annual Incentive Compensation" and "Long-Term Incentive

Compensation" for a description of the annual and long-term incentive plans in which the named executive officers participate).

            Stock Ownership and Retention Requirements.    In a further effort to align the interests of its shareholders, its directors, Chief Executive Officer and other executive officers, the Board implemented a minimum stock ownership policy in August 2002. Under this policy, the Chief Executive Officer and the other executive officers are required to maintain a minimum ownership interest in Cinergy equal to five times and three times their annual base salaries, respectively, and directors are required to maintain a minimum ownership interest in Cinergy equal to two times their annual retainer. The executive officers and directors have a transition period to comply with this requirement. Cinergy also has a policy under which the directors, the Chief Executive Officer and the other executive officers are prohibited from disposing of any shares of Cinergy common stock acquired through the exercise of stock options (except to the extent necessary to pay the exercise price and/or any accompanying tax obligations) until 90 days after their termination from employment or other service with Cinergy.

Annual Incentive Compensation

            Approximately 350 employees, including all named executive officers, participated in Cinergy's Annual Incentive Plan ("AIP"). To advance our pay-for-performance emphasis, each participant is eligible to receive an incentive cash award or bonus only to the extent that certain pre-determined corporate and individual goals are achieved. In 2003, the corporate goal was based on the attainment of certain levels of net income. For corporate center employees and business unit chief executive officers (which include, among others, the named executive officers), the corporate net income goal and the aggregate individual goals were each weighted at 50% of the total possible award. For all other employees, the corporate net income goal was weighted at 50% of the total possible award, with business unit specific goals and individual goals weighted at 25% each.

            For 2003, potential awards ranged from 2.5% to 130% of an employee's annual base salary, depending upon achievement levels of the corporate and individual goals, and the employee's position. For purposes of this calculation, the Committee considered the appropriate annual base salary for the Chief Executive Officer to be $1,874,004, which includes $624,000 of a non-elective contribution made to the Cinergy Corp. 401(k) Excess Plan on his behalf in 2003 in lieu of a merit increase. The maximum annual incentive opportunity was 130% for the Chief Executive Officer and 105% for each of the other named executive officers. Pursuant to the terms of the AIP as approved by shareholders in 2002, in the event of a change in control (as defined in the plan), all relevant performance criteria would be deemed satisfied at the maximum.

            Achievement levels for goals under the AIP are based on a scale from 1.0 to 3.0. For 2003, the Committee determined that each of the named executive officers achieved a 3.0 for their individual goals, based on an assessment of the extent to which the goals were achieved. The goals included maintaining an investment grade rating for Cinergy's senior unsecured debt, maintaining a certain dividend level and implementing cost savings initiatives. Cinergy earned an achievement level of 2.0 for its corporate net income goal for 2003.

            In 2004, the AIP will be based on a corporate net income goal, business unit specific goals and individual goals. For approximately 50 of Cinergy's executives, including the named executive officers, 40% of their 2004 annual incentive bonus will be determined based on a corporate net income goal, 30% will be determined based on the successful implementation of certain cost savings initiatives and 30% will be determined based on individual goals.

Long-Term Incentive Compensation

            Cinergy has a long-term incentive compensation program under the terms of the Cinergy Corp. 1996 Long-Term Incentive Plan ("LTIP"). The LTIP is designed to align the long-term interests of our shareholders and management by providing incentives to increase total shareholder return. The LTIP ties a large portion of the participants' potential total compensation to long-term performance. This pay-for-performance approach provides an upside potential for outperforming peer companies, and downside risk for underperforming. Approximately 130 management employees, including all named executive officers, participated in the LTIP.

            The LTIP consists of overlapping three-year performance cycles, with a new three-year performance cycle starting each January 1. The cycle that ended December 31, 2003 covered calendar years 2001 through 2003, and the cycle that started on January 1, 2004 continues through December 31, 2006.

            For the performance cycle that started on January 1, 2003, the annualized target award opportunity ranged from 20% to 160% of an employee's annual base salary, depending on the employee's position within Cinergy. For purposes of this calculation, the Committee considered the appropriate annual base salary for the Chief Executive Officer to be $1,550,004, which includes a $300,000 non-elective contribution made to the Cinergy Corp. 401(k) Excess Plan on his behalf in 2002 in lieu of a merit increase. Due to the timing of the non-elective contributions, the $624,000 non-elective contribution included in Mr. Rogers' 2003 AIP calculation (see AIP discussion, above) was not included for purposes of calculating his target award opportunity under the LTIP performance cycle that commenced January 1, 2003. Rather, the 2002 non-elective contribution was used, and the 2003 non-elective contribution was included in the calculation of his target award opportunity for the cycle that commenced January 1, 2004. The target LTIP award opportunities are 160% for the Chief Executive Officer and 90% for each of the other named executive officers. Stock options comprise 25% of the total award under the cycles that are currently outstanding, and the Value Creation Plan (discussed below) comprises the other 75%. Pursuant to the terms of the LTIP as approved by shareholders in 2002, in the event of a change in control, as defined in the plan, vesting and payment of awards would accelerate, and all relevant performance criteria would be deemed satisfied at the maximum.

            The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle. These performance shares generally vest only to the extent that Cinergy's total shareholder return ("TSR") targets for the cycle are met as compared with the TSR of a peer group of companies. This peer group consists of the companies in the S&P Electric Supercomposite Index as of the first day of the cycle, adjusted for certain specifically enumerated occurrences during the cycle of the type that would tend to distort the index (e.g., bankruptcies, transactions or potential transactions). TSR is calculated as share price appreciation plus dividends, divided by the stock price at the beginning of the cycle. Performance share awards are paid 50% in Cinergy common stock and 50% in cash.

            The Committee determined that Cinergy's TSR performance percentile for the cycle that ended December 31, 2003 was .736, which generally corresponds to an award of 162.6% of the target grant of performance shares.

Additional Awards

            The Committee may grant additional short-term or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to Cinergy, to retain executives, or to recognize other special circumstances. In 2003, certain performance-based restricted stock awards were granted to the named executive officers as shown in the Summary Compensation Table.

Other Programs

            Cinergy also provides its executive officers with life and medical insurance, pension, savings and compensation deferral programs, perquisites and other benefits that are competitive with market practices. The Committee considers all such benefits when reviewing the total compensation of the executive officers.

Chief Executive Officer

            Philosophy.    Our objective with respect to CEO compensation is to motivate and retain a chief executive officer committed to delivering sustained superior performance for all of Cinergy's stakeholders. As discussed above, our goal is to provide the Chief Executive Officer with a combination of fixed and variable pay, through base salary, short-term incentives and long-term incentives targeted at the 75th percentile of the energy industry proxy peer group. We also attempt to compensate the Chief Executive Officer using, whenever possible, stock-based compensation in an effort to strengthen his alignment with shareholder interest in stock price appreciation and dividend yield. The Chief Executive Officer is also provided perquisites and retirement benefits commensurate with those provided to chief executive officers of comparably-sized general industry companies.

            Base Salary.    In 2003, Mr. Rogers did not receive an increase to his base salary. In lieu of any merit increase, the Committee approved $760,000 of non-elective contributions for Mr. Rogers to the Cinergy Corp. 401(k) Excess Plan. (The non-elective contributions made for Mr. Rogers to the 401(k) Excess Plan are deemed invested in Cinergy common stock and are generally not payable until his termination of employment.) The Committee approved these non-elective contributions based primarily on Cinergy's accomplishments in the prior year and the Committee's assessment of Mr. Rogers' individual performance during that year. These contributions were also intended to assist in meeting our objective of compensating Mr. Rogers at the 75th percentile of total compensation provided to chief executive officers of the energy industry proxy peer group, consistent with the Committee's compensation policy outlined above. Additionally, Mr. Rogers elected to defer the portion of his base salary that otherwise might not have been deductible under Section 162(m) of the Internal Revenue Code.

            Annual Incentive Compensation.    For 2003, Mr. Rogers received a cash award under the Annual Incentive Plan in the amount of $1,920,854. The award was based on Cinergy's achievement of a 2.0 with respect to the corporate net income goal for the year and the Committee's determination of Mr. Rogers' achievement of a 3.0 with respect to his objective individual goals, which included maintaining a certain corporate governance ranking, and, similar to the other named executive officers, maintaining an investment grade rating for Cinergy's senior unsecured debt, maintaining a certain dividend level and implementing cost savings initiatives.

            Long-Term Incentive Compensation.    For the performance cycle of the LTIP that ended December 31, 2003, Mr. Rogers received a gross payout of approximately 54,158 shares of Cinergy common stock and $2,511,036, $412,675 of which was contributed to the Cinergy Corp. 401(k) Excess Plan.

            As stated above, the Committee emphasizes pay-for-performance. In this regard 71% of Mr. Rogers' 2003 compensation listed in the Summary Compensation Table was performance-based.

            Chief Executive Officer 2004 Compensation Package.    Consistent with our compensation philosophy described above, in early 2004, the Committee approved a new compensation package for Mr. Rogers, including a restated employment agreement (see "Employment Agreements" for a description of Mr. Rogers' restated employment agreement). Mr. Rogers has served as Chairman, President and CEO of PSI Energy, Inc. since 1988, as CEO of Cinergy Corp. since 1995, and as Chairman since 2000. The Committee decided that the new compensation package was appropriate based upon the long-term performance of Mr. Rogers, including the fact that under his leadership Cinergy's (and PSI Resources, Inc.) average total shareholder return was more than 50% above the industry average (13.7% vs. 9.2%).

            Additionally, Cinergy and its Board of Directors have been recognized nationally as leaders in corporate governance under Mr. Rogers' leadership. With respect to corporate governance matters, Cinergy ranks at the top of the S&P 500 and S&P utility indexes. Further, his efforts to have Cinergy become a leader on environment and sustainability issues resulted in Cinergy being named to the Dow Jones World Sustainability Index in 2003, its first year of application, and Cinergy being ranked in that index as the top utility in the U.S. and the second highest in the world.

            With this impressive track record, the Committee recognized that Mr. Rogers' leadership would be critical for guiding Cinergy's future in the challenging energy industry. To ensure that Cinergy retains Mr. Rogers' services during a very critical and volatile time in the industry, and to adequately compensate Mr. Rogers in light of his experience and tenure with Cinergy, the Committee developed a new compensation package to provide the level of compensation, including an incremental retirement benefit, justified by the market and other relevant circumstances.

            In order to ensure Mr. Rogers' new compensation package is consistent with Cinergy's executive compensation philosophy outlined herein, the Committee utilized the services of its independent compensation consultant for, among other things, benchmarking and cost analysis. The Committee also retained legal counsel to assist in preparing the terms and conditions of the restated employment agreement. During this process, the Committee reviewed details of chief executive officer compensation arrangements of companies in the peer groups discussed above, as well as comparable companies, as measured by market capitalization, business model complexity, revenues, and past performance. The Committee believed this additional review of a broader group of companies was prudent in order to review and consider executive compensation practices and trends generally with respect to long-term commitments and issues, such as retirement and severance benefits. Based on the advice of legal counsel and the compensation consultant, as well as other research and analysis, the Committee concluded that Mr. Rogers' future compensation structure should be guided by the following principles, which were taken into consideration in developing Mr. Rogers' new compensation package:

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  increases in current fixed compensation (base salary) should be minimized; however, any freeze in salary should not depress incentive or benefit accrual opportunities;

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  total compensation growth should derive from performance, both short-term and long-term, and as measured both internally (against business objectives) and externally (shareholder return);

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  compensation should be (i) performance-based and (ii) stock-based (in lieu of fixed compensation growth) in order to further reinforce Mr. Rogers' alignment with shareholder interest in stock price appreciation and dividend yield; and, to the extent practicable, the compensation package should be structured to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code; and

  •
  retention incentives should be enhanced through continuing growth in overall compensation opportunity generally, and in the retirement benefit accrual, specifically.

Code Section 162(m)

            Internal Revenue Code Section 162(m) generally limits Cinergy's annual federal income tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee attempts to qualify the named executive officers' compensation for full corporate deductibility; however, in an effort to remain competitive and attract and retain key management employees, certain compensation awarded in 2003 may not qualify for exemption from the deduction limit under Section 162(m) of the Internal Revenue Code.

                      Compensation Committee

                      Michael G. Browning, Chair
                      George C. Juilfs
                      Thomas E. Petry
                      John J. Schiff, Jr.

Summary Compensation Table

            The following table shows, for the past three years, the compensation paid to our Chief Executive Officer and the other four most highly compensated executive officers in 2003. These amounts include payments for services in all capacities to Cinergy and its subsidiaries, including PSI. We sometimes refer to the persons listed below as the "named executive officers." The entire amounts of the named executive officers' compensation were paid by Cinergy.

		Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards (#)	Securities Underlying Options/SARs (#)	LTIP Payouts(1) ($)	All Other Compen- sation(2) ($)
James E. Rogers Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	1,250,004 1,250,004 1,250,004	1,920,854 1,240,003 1,281,250	66,126 7,620 47,196		0 0 0	145,500 123,200 100,900	4,609,396 4,719,363 2,163,875	1,163,827 1,278,639 147,728
R. Foster Duncan Executive Vice President and Chief Financial Officer	2003 2002 2001	592,860 522,504 430,744	499,950 514,339 602,693	278,163 10,839 2,237	(3) (3)	10,331 0 0	29,000 29,000 224,500	861,484 629,005 309,721	25,910 54,667 8,199
Michael J. Cyrus Executive Vice President of Cinergy, and Chief Executive Officer of the Commercial Business Unit	2003 2002 2001	589,560 575,004 575,004	493,500 488,615 345,002	3,958 1,165 15,129		4,427 0 0	31,300 31,900 27,100	1,074,176 1,507,497 1,745,652	24,087 48,360 26,716
William J. Grealis Executive Vice President Special Projects	2003 2002 2001	569,538 550,008 550,008	481,214 541,418 391,881	23,141 19,059 30,096		4,427 0 0	30,500 30,500 25,800	1,023,582 1,365,307 597,845	14,110 61,547 27,469
Marc E. Manly(4) Executive Vice President and Chief Legal Officer	2003 2002	479,760 59,376	395,802 55,665	221,132 123,613	(5)	4,427 0	25,100 231,200	381,711 60,166	19,513 3,407

(1)
Amounts appearing in this column reflect payouts relating to the LTIP.

(2)
Amounts appearing in this column for 2003 include for Messrs. Rogers, Duncan, Cyrus, Grealis and Manly, respectively: (i) employer matching contributions under the 401(k) and related 401(k) Excess Plan of $50,000, $23,718, $21,713, $8,000 and $16,570; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $622, $2,192, $2,374, $6,110 and $2,943. For Mr. Rogers, the amount also includes (i) non-elective contributions of $760,000 that were provided in lieu of a merit increase, (ii) above market interest rate of $129,750 on amounts deferred under his Deferred Compensation Agreement and (iii) vesting under certain life insurance agreements of $223,455.

(3)
This amount includes $242,675 related to a relocation benefit.

(4)
Mr. Manly was first employed by Cinergy in November 2002.

(5)
This amount includes $188,839 related to a relocation benefit.

Option/SAR Grants Table

            The following table shows individual grants of options to purchase Cinergy common stock made to the named executive officers during 2003.

Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	145,500	16.48%	33.88	1/1/2013	3,100,605	7,857,000
R. Foster Duncan	29,000	3.28%	33.88	1/1/2013	617,990	1,566,000
Michael J. Cyrus	31,300	3.54%	33.88	1/1/2013	667,003	1,690,200
William J. Grealis	30,500	3.45%	33.88	1/1/2013	649,955	1,647,000
Marc E. Manly	25,100	2.84%	33.88	1/1/2013	534,881	1,355,400

(1)
All options were granted pursuant to the LTIP effective January 1, 2003 and become exercisable on January 1, 2006, the third anniversary of the grant. In the case of a change-in-control of Cinergy or the retirement of an executive, all stock options become immediately exercisable.

(2)
The amounts shown in the right-hand columns represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, necessarily, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

            The following table shows, for each named executive officer, information concerning (i) stock options exercised during 2003, including the value realized (i.e., the spread between the exercise price and the market price on the date of exercise), and (ii) the number of shares covered by options held on December 31, 2003 and the value of the person's "in-the-money" options. "In-the-money" value is the positive spread between the closing market price of Cinergy common stock on December 31, 2003 ($38.81 per share) and an option's exercise price per share.

			Number of Securities Underlying Unexercised Options/SARs at Year End (#)	Value of Unexercised In-The-Money Options/SARs at Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James E. Rogers	305,735	4,368,081	1,033,320/560,680	8,132,598/3,554,029
R. Foster Duncan	0	0	80,000/202,500	548,800/1,284,315
Michael J. Cyrus	0	0	221,100/120,300	2,671,383/870,026
William J. Grealis	27,131	288,335	229,600/116,800	2,696,734/854,007
Marc E. Manly	0	0	40,000/216,300	288,400/1,502,295

Long-Term Incentive Plan Awards Table

            Both stock option grants and target awards of performance shares were made for the three-year LTIP performance cycle that began January 1, 2003. The stock option grants are reported on the "Option/SAR Grants Table" above. The following table reports potential payouts of performance shares awarded to the named executive officers during 2003.

			Estimated Future Payouts under Non-Stock Price-Based Plans(2)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout
			Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	(1)	1/1/03 – 12/31/05	24,305	78,402	156,804
R. Foster Duncan	(1)	1/1/03 – 12/31/05	4,839	15,610	31,220
Michael J. Cyrus	(1)	1/1/03 – 12/31/05	5,224	16,851	33,702
William J. Grealis	(1)	1/1/03 – 12/31/05	5,094	16,432	32,864
Marc E. Manly	(1)	1/1/03 – 12/31/05	4,190	13,515	27,030

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's total shareholder return ("TSR") targets for a cycle as compared with the TSR of a peer group derived from the companies comprising the S&P Electric Supercomposite Index. The threshold, target and maximum amounts are earned if Cinergy's TSR meets or exceeds the 30th, 55th and 85th percentiles, respectively, of the peer group's TSR. Except in the case of disability, death or retirement on or after age 50 during the cycle, a participant must be employed on January 1 following the end of a cycle to receive an earned award. See "Summary Compensation Table" above for payouts related to the cycle ended December 31, 2003 and "Board Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" for additional information.

Pension Benefits

            At retirement, the named executive officers will receive benefits under our Non-Union Employees' Pension Plan, plus certain supplemental plans or agreements. Our Pension Plan is a defined benefit pension plan, to which participants do not contribute.

            Effective January 1, 2003, we amended our Pension Plan in connection with a new "Retirement Choice Program." Prior to 2003, the named executive officers participated in the Pension Plan's Traditional Program. At the end of 2002, each active participant in the Pension Plan was provided a one-time election to continue to earn benefits under the Pension Plan's Traditional Program or to earn future benefits under one of two new cash balance programs under the Pension Plan: the Balanced Program or the Investor Program (with these three programs being part of our same defined benefit Pension Plan). Each of the named executive officers other than Mr. Cyrus elected to continue to earn benefits under the Traditional Program; Mr. Cyrus elected to switch to the Balanced Program.

            The Pension Plan's formula for benefits under the Traditional Program takes into account the participant's highest average earnings, years of plan participation and covered compensation. Highest average earnings is the average annual earnings during the employee's three consecutive years producing the highest average within the ten years immediately preceding his or her retirement. Highest average earnings also includes any short-term incentive compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years.

            The formula for calculating the annual pension benefit under the Traditional Program is:

      • 1.1% of highest average earnings plus 0.5% of highest average earnings in excess of covered compensation,

      • times the number of years of plan participation through 35 years,

      • plus 1.4% of highest average earnings times the number of years of plan participation over 35 years.

            Under the Balanced Program's benefit formula, an annual pay credit equal to 3%, 4% or 5% (depending on the participant's years of service) of a participant's eligible annual earnings is made to a hypothetical account established for the participant. In addition, a participant's account under the Balanced Program grows with annual interest credits, currently based on the 30-year Treasury bond rate. Cinergy may adjust the interest-crediting rate from time to time. Under the Investor Program's benefit formula, an annual pay credit equal to 2% of a participant's eligible earnings, regardless of the participant's number of years of service, is made to a hypothetical account established for the participant. In addition, a participant's account under the Investor Program grows with annual interest credits in the same manner as under the Balanced Program.

            Participants in the Balanced and Investor Programs, but not participants in the Traditional Program, are also entitled to receive profit sharing contributions to their account under Cinergy's 401(k) Plan. The amount of the profit sharing contributions will be based on Cinergy's performance, using the same measure as is used for awards under the Annual Incentive Plan. The profit sharing contributions will be made to Cinergy's 401(k) Plan and initially will be invested in Cinergy common stock. Potential profit sharing contributions can be as much as 5% of eligible earnings for participants in the Balanced Program and as much as 15% of eligible earnings for participants in the Investor Program. Cinergy may, from time to time, change the performance measure used to determine the amount of profit sharing contributions.

            Each year, the Internal Revenue Service establishes a maximum benefit amount and a dollar limit on the amount of pay that can be counted for purposes of benefits under a tax-qualified 401(k) plan or defined benefit pension plan. As a result, we also have an Excess Pension Plan and Excess Profit Sharing Plan, each of which is designed to restore benefits, calculated in accordance with the formulas given above, to those individuals whose benefits under the Pension Plan and 401(k) Plan otherwise would be reduced by the IRS limits. The Excess Pension Plan also considers certain nonelective contributions to the 401(k) Excess Plan when determining benefits. Each named executive officer is covered under our Excess Pension Plan and Mr. Cyrus is covered under the Excess Profit Sharing Plan as well.

            The following table shows the estimated annual pension benefits payable as a straight-life annuity under our Pension Plan's Traditional Program and Excess Pension Plan to participants who retire at age 62. The benefits are not subject to any deduction for social security or other offset amounts.

	Years of Service
Compensation
	5	10	15	20	25	30	35	40
$500,000	$38,674	$77,349	$116,023	$154,697	$193,372	$232,046	$270,720	$305,720
750,000	58,674	117,349	176,023	234,697	293,372	352,046	410,720	463,220
1,000,000	78,674	157,349	236,023	314,697	393,372	472,046	550,720	620,720
1,250,000	98,674	197,349	296,023	394,697	493,372	592,046	690,720	778,220
1,500,000	118,674	237,349	356,023	474,697	593,372	712,046	830,720	935,720
1,750,000	138,674	277,349	416,023	554,697	693,372	832,046	970,720	1,093,220
2,000,000	158,674	317,349	476,023	634,697	793,372	952,046	1,110,720	1,250,720
2,250,000	178,674	357,349	536,023	714,697	893,372	1,072,046	1,250,720	1,408,220
2,500,000	198,674	397,349	596,023	794,697	993,372	1,192,046	1,390,720	1,565,720
2,750,000	218,674	437,349	656,023	874,697	1,093,372	1,312,046	1,530,720	1,723,220
3,000,000	238,674	477,349	716,023	954,697	1,193,372	1,432,046	1,670,720	1,880,720
3,250,000	258,674	517,349	776,023	1034,697	1,293,372	1,552,046	1,810,720	2,038,220
3,500,000	278,674	557,349	836,023	1,114,697	1,393,372	1,672,046	1,950,720	2,195,720

            For purposes of the table, the estimated credited years of service at age 62 for the named executive officers are as follows: Mr. Rogers, 20 years; Mr. Duncan, 16 years; Mr. Grealis, 12 years; and Mr. Manly, 11 years. For purposes of this table, Mr. Rogers'

current highest average earnings is $2,915,713 and his covered compensation is $63,394. The estimated annual benefits payable upon retirement at normal retirement age for Mr. Cyrus under the Pension Plan's Balanced Program and the Excess Pension Plan is $158,064. This estimate is based on the assumption that: (i) Mr. Cyrus remains employed until normal retirement age; (ii) his compensation increases at an annual rate of 3%; (iii) he receives his target annual bonus each year; and (iv) current interest rates remain constant.

            In addition to our pension programs and Excess Pension Plan, we have a Supplemental Executive Retirement Plan ("SERP"). The Senior Executive Supplement portion of the SERP provides selected executive officers an opportunity to earn a pension benefit that will replace up to 60% of their final pay. Each participant accrues a retirement income replacement percentage at the rate of 4% (Mr. Manly's employment agreement provides for a SERP enhancement equal to the incremental benefit he would receive if his retirement income replacement percentage accrued at a rate of 5% rather than 4%) per year from the date that the participant begins service as a senior executive, up to a maximum of 15 years. The Senior Executive Supplement is an amount equal to a maximum of 60% of the greater of the employee's highest average earnings (as defined in our Pension Plan but including certain non-elective contributions under the 401(k) Excess Plan) or the final 12 months of base pay (including certain non-elective contributions to the 401(k) Excess Plan) and Annual Incentive Plan pay. The Senior Executive Supplement is reduced by the actual benefits provided under our pension programs and our Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. Messrs. Rogers, Duncan, Cyrus, Grealis and Manly are covered under the Senior Executive Supplement. Based on the SERP and applicable employment agreements (discussed below), the estimated retirement income replacement percentage for each is 60%.

            Participants in the Excess Pension Plan and SERP may elect to receive the actuarial equivalent of their entire benefit under such plans in the form of a lump sum if they terminate employment prior to, or within the twenty-four month period beginning on the date of a change in control. In the absence of a change in control, participants may elect to receive one-half of such benefits in the form of a lump sum payable following their termination of employment.

            The Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. At the later of age 50 or retirement, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year. Messrs. Rogers and Manly have also elected to participate in our Executive Life Insurance Plan, under which each is provided with term life insurance coverage in an amount equal to the amount of their respective annual base salary and target annual bonus. Cinergy pays the premiums with respect to this plan.

Employment Agreements

            In 2002, our employment agreements with our named executive officers, other than Mr. Rogers (whose agreement is described below) and Mr. Manly (who was hired in November of 2002), were amended and restated to provide benefits more comparable to industry standards, to incorporate a uniform definition of "change in control," and generally to provide standard severance benefits. In 2004, we amended and restated Mr. Rogers' employment agreement to make similar changes as well as to revise certain aspects of his compensation arrangement. See "Board Compensation Committee Report on Executive Compensation – Chief Executive Officer" for additional information. Set forth below is a description of the terms of the employment agreements currently in effect for our named executive officers.

            The term of the employment agreements expires on December 31, 2006. On December 31, 2004, and each year thereafter, the term is automatically extended for one additional year absent notice of earlier termination by either party.

            The named executive officers will receive the following annual salaries in 2004: $1,250,004 for Mr. Rogers, $630,360 for Mr. Duncan, $622,248 for Mr. Cyrus, $606,744 for Mr. Grealis and $499,056 for Mr. Manly. Each named executive officer is entitled to receive the same perquisites as are provided to other senior executives of Cinergy and to participate in the same benefit and retirement plans offered to our other executive officers, including the SERP, AIP and LTIP, with the target and maximum incentive awards under those plans to be not less than as specified in the employment agreements. We will also reimburse the named executive officers for taxes applicable to certain benefits they receive.

            In general, when a named executive officer retires after age 55 (age 62 for Mr. Manly), he will be entitled to a supplemental retirement benefit equal to the excess of 60% of his "highest average earnings," as defined in the SERP, over his total benefit under our Pension Plan, Excess Pension Plan and SERP. Surviving spouse benefits are also payable in certain circumstances. The supplemental retirement benefit provided to Mr. Rogers under his employment agreement differs in two ways: (i) over the next three years, his benefit will be increased from 60% to 65% of his "highest average earnings"; and (ii) his "highest average earnings" includes certain amounts deferred under deferred compensation arrangements and certain portions of the performance award discussed below. The executives generally have the right to receive their supplemental retirement benefit in the form of a single lump sum in the event that a "change in control" occurs and they terminate service prior to the second anniversary of the "change in control." In addition, we amended the employment agreements to provide that the executives have the right to make an advance election to receive one-half of their supplemental retirement benefit in the form of a single lump sum in the event of retirement or termination of service, regardless of whether a "change in control" occurs.

            We have the right under each of the employment agreements to terminate the executive's employment at any time upon a determination by a majority of our directors of "cause," which includes:

  •
  the willful and continued failure to perform;

  •
  a breach of the confidentiality provisions; or

  •
  the conviction of a felony or any willful or grossly negligent action or inaction by the executive that has an adverse effect on us.

            Each named executive officer may terminate his employment voluntarily for "good reason," which includes:

  •
  a reduction in compensation or other benefits, except for across-the-board reductions affecting all management personnel;

  •
  a reduction in the officer's title, duties or responsibilities;

  •
  Cinergy's breach of any material provision of the employment agreement;

  •
  the officer's physical or mental illness or injury; or

  •
  the failure by a successor entity to assume the employment agreement.

            If we terminate a named executive officer's employment for cause, or if the executive terminates his employment other than for good reason, then he will be entitled to receive under his employment agreement only his "accrued benefits," consisting of earned but unpaid compensation and benefits, including a pro rata portion of the executive's projected bonus under the Annual Incentive Plan.

            Outside the "change in control" context (i.e., prior to or more than twenty-four months after a "change in control"), if we terminate a named executive officer's employment without "cause" or the executive terminates his employment for "good reason," then, in addition to his "accrued benefits," the executive will be entitled to receive the following severance benefits:

  •
  three times his annual base salary plus the higher of his prior year annual bonus or his current year projected bonus (but not less than target);

  •
  continued medical and welfare benefits through the end of the term of the employment agreement or a cash equivalent (reduced by coverage obtained from subsequent employers); and

  •
  tax counseling services.

            In the "change of control" context (i.e., within twenty-four months after a "change in control"), if we terminate a named executive officer's employment without "cause" or the executive terminates his employment for "good reason," then the executive will be entitled to receive, in addition to his "accrued benefits," the following severance benefits:

  •
  three times the higher of his annual base salary and target annual bonus or his annual base salary in effect immediately prior to the change in control and annual bonus (based on the higher of his prior year annual bonus, his annual bonus for the year prior to the change in control, or his current year projected bonus (but not less than target));

  •
  the present value of any benefits under our Executive Supplemental Life Program;

  •
  full vesting of his accrued benefits under our Pension Plan, Excess Pension Plan and SERP (and with respect to Mr. Manly, the enhanced SERP benefit described above);

  •
  three additional years of age and service for purposes of calculating the supplemental retirement benefit and benefits under our Pension Plan, Excess Pension Plan and SERP;

  •
  welfare benefits for a thirty-six month period following termination of service or a cash equivalent (reduced by coverage obtained from subsequent employers);

  •
  a payment of $50,000 in lieu of additional automobile benefits; and

  •
  miscellaneous benefits including tax counseling services, country club dues and outplacement services.

            If the employment of a named executive officer is terminated other than by death, the executive will be entitled to reimbursement for reasonable relocation costs (reduced by relocation benefits obtained from subsequent employers). For Mr. Duncan, this benefit will include reimbursement for any loss he incurs on the sale of his principal residence. Cinergy will pay legal fees incurred by each named executive officer as a result of successfully disputing a termination of employment that entitles him to benefits under his employment agreement. In the event any payment made to a named executive officer results in the imposition of the golden parachute excise tax, Cinergy must make an additional payment to him to cover all such excise taxes and any taxes on the additional payments.

            Any stock options or stock appreciation rights held by the executives become immediately exercisable upon a change in control to the extent not otherwise provided in the applicable plan document. Moreover, if an executive terminates employment within twenty-four months following the change in control, his stock options and stock appreciation rights remain exercisable for at least three months following termination of employment.

            Under his employment agreement, Mr. Rogers received a $5 million performance-based phantom stock award (effective as of January 1, 2004) that will be credited to his account under the 401(k) Excess Plan on December 31, 2006, provided that performance measures established by the Compensation Committee have been satisfied as of that date. The credit to Mr. Rogers' account will be accelerated (without regard to the achievement of the performance measures) in the event he dies or is disabled, we terminate his employment without "cause", he terminates his employment for "good reason" or in the event of a "change in control." In order to further align the interests of Mr. Rogers and our shareholders, the credit, if any, to Mr. Rogers' account under the 401(k) Excess Plan will remain invested in phantom shares of Cinergy common stock until distributed, in cash, upon his retirement from the Company. Mr. Rogers will receive dividend rights, paid on a current basis, on the $5 million potential award starting on January 1, 2004. Moreover, $600,000 of the potential award will be included in Mr. Rogers' annual base salary for purposes of calculating his LTIP awards, annual bonus and supplemental retirement benefit beginning in 2004.

            Mr. Rogers is also entitled to certain severance benefits in addition to those described above. In particular, in the event that we terminate Mr. Rogers' employment without "cause" or he terminates his employment for "good reason," then, in addition to the benefits and payments described above, Mr. Rogers will be entitled to (i) a payment of $60,000 in lieu of additional automobile benefits and (ii) in the event such termination occurs outside the "change in control" context (i.e., either prior to or more than twenty-four months after a "change in control"), the aggregate amount that he would have received had he remained employed through the end of the employment term under the performance share awards that he holds on the date of his termination of employment.

Deferred Compensation Agreement

            Mr. Rogers has a long-standing deferred compensation agreement which provides that upon termination of his employment, for any reason other than death, Mr. Rogers will receive two 15-year annual cash benefits beginning the first January thereafter. The first annual cash benefit will begin being paid no later than January 2010 and will range from $247,000 if payment begins in January 2005 to $554,000 if payment begins in January 2010. The second annual cash benefit will begin being paid no earlier than January 2008 and no later than January 2010 and will range from $179,000 to $247,000. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

Independent Public Accountants

            On April 26, 2002, Cinergy's Board of Directors, upon recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("Arthur Andersen") as independent public accountants for Cinergy and its subsidiaries, effective May 15, 2002, and approved the selection of Deloitte to serve as independent public accountants for Cinergy and its subsidiaries for 2003. Deloitte has been re-selected as independent public accountants for Cinergy and its subsidiaries for 2004.

            Arthur Andersen's reports on Cinergy's consolidated financial statements for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

            During 2000 and 2001, and the subsequent interim period through May 15, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its reports on Cinergy's consolidated financial statements. Also, during those years and interim period, there were no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.

            During 2000 and 2001, and the subsequent interim period through May 15, 2002, Cinergy did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Cinergy's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

            Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Deloitte for services rendered during 2002 and 2003 follows.

Services Relating to Our Independent Public Accountants

Category	2002 Fiscal Year	2003 Fiscal Year
Audit Services	$2,498,300	$2,132,990
Audit-Related Services	$165,000	$309,200
Tax	$1,240,800	$497,242
All Other Services	$625,849	$2,394,276	(1)

(1)
In 2002, we entered into negotiations with Deloitte Consulting to perform services for the Company on the understanding that Deloitte was in the process of spinning-off Deloitte Consulting and therefore Deloitte Consulting would no longer be affiliated with our independent accountant. D&T was unable, however, to consummate the spin-off of Deloitte Consulting. This amount reflects the final bill related to these services and the Company will incur no further fees related to this project.

            The Audit-Related Services included audits of our benefit plans, Gas Cost Recovery filing and analysis of proper hedge accounting for certain transactions. The Tax Services included international, federal and state preparations and compliance, as well as tax consultation. Tax compliance services accounted for approximately $137,600 of all Tax services. The Other Services related to services provided by Deloitte Consulting regarding cost savings initiatives.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 31, 2004

.................................
PSI Energy, Inc. • 1000 East Main Street Plainfield, Indiana 46168
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